Exhibit 10.4

ASSET PURCHASE AGREEMENT
among
PRIMO WATER CORPORATION,
PRIMO PRODUCTS, LLC,
OMNIFRIO BEVERAGE COMPANY, LLC
and
CERTAIN MEMBERS OF OMNIFRIO BEVERAGE COMPANY, LLC
March 8, 2011

i

EXHIBITS
A	Consulting Agreement
B-1	Lock-Up Agreement
B-2	Two-Year Lock-Up Agreement
C	Noncompetition Agreement
D	Bill of Sale and Assignment and Assumption Agreement
E	Quitclaim Assignment
F	Registration Rights Agreement
G	Assignment of Intellectual Property

SCHEDULES
2.2(c)	Retained Contracts
2.2(i)	Other Excluded Assets
2.8	Allocation of Purchase Price
4.1	Organization
4.4	Conflicts and Consents
4.5(a)	Financial Statements
4.6	Certain Changes
4.7	Undisclosed Liabilities
4.8	Exceptions to Title
4.9	Tangible Personal Property
4.12(a)	Material Contracts
4.13(c)	Owned Intellectual Property
4.13(d)	Licensed Intellectual Property
4.14	Tax Returns, Audits and Elections
4.15(a)	Compliance with Law
4.15(b)	Permits
4.16	Litigation and Orders
4.18	Environmental
4.21	Suppliers
4.22	Related Persons Transactions
4.23	Insurance
5.2	Buyer Capitalization
5.4	Buyer Conflicts and Consents
5.5	Buyer Litigation

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of March 8, 2011, by Primo Water Corporation, a Delaware corporation (“Primo”), Primo Products, LLC, a North Carolina limited liability company (the “Buyer”, and together with Primo, the “Primo Parties”), Omnifrio Beverage Company, LLC, an Ohio limited liability company (the “Seller”), and those persons identified as “Members” on the signature pages hereto (collectively, the “Members”).
STATEMENT OF PURPOSE
The Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, substantially all of the Seller’s assets for the consideration, including the Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
“Acquisition Proposal” is defined in Section 6.6.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.
“Agreement” is defined in the opening paragraph.
“Appliance” means the proprietary Omnifrio Single-Serve Beverage Creations appliance used to dispense custom-made single-serving beverages.
“Assignment of Intellectual Property” means the Assignment of Intellectual Property, in the form of Exhibit G.
“Assumed Liabilities” is defined in Section 2.3.
“Average Closing Price” means the average of the closing price of Primo Stock on The NASDAQ Global Select Market for the 20 most recent trading days prior to (a) the date hereof with respect to the calculation of the Share Consideration or (b) in the event of a forfeiture pursuant to Section 10.5 hereof, the date that the amount of Losses is definitively determined.
“Balance Sheet” means the unaudited balance sheet of the Seller as of December 31, 2010, which is attached to Schedule 4.5.
“Balance Sheet Date” means the date of the Balance Sheet.
“Basket” is defined in Section 10.4.
“Books and Records” is defined in Section 2.1.

“Business” means the business conducted by the Seller, including the activities carried on by the Seller for the purpose of the production, sale and distribution of Appliances and the other products related thereto including the (a) flavors and formulations of the cups containing the flavor mixes and (b) the CO2 cylinders used in connection with such Appliances.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.
“Buyer” is defined in the opening paragraph.
“Buyer Basket” is defined in Section 10.4(b).
“Buyer Cap” is defined in Section 10.4(b).
“Cap” is defined in Section 10.4.
“Closing” is defined in Section 2.7.
“Closing Cash Consideration” is defined in Section 2.5.
“Closing Date” is defined in Section 2.7.
“Code” means the Internal Revenue Code of 1986.
“Confidential Information” means information concerning the business or affairs of any Party, including information relating to the Business, customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all business, employee and financial records, books, ledgers, files, correspondence, documents and lists of a Party, all other confidential information and materials relating to the Business or any Party, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Party containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Party.
“Consent” means any consent, approval, authorization, permission, waiver or clearance.
“Consulting Agreement” means the Consulting Agreement with Carl Santoiemmo, in the form of Exhibit A.
“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.
“Deferred Cash Consideration” is defined in Section 2.5.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).
“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, covenant or other restriction of any kind or nature.
“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.
“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants, options or other securities exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether imbedded in other securities or not).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“FDA” is defined in Section 4.24(a).
“FDA Permits” is defined in Section 4.24(a).
“Financial Statements” is defined in Section 4.5.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the real property subject to the Lease or adjacent properties or any property or facility formerly owned, leased or used by the Seller. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“HHS-OIG” is defined in Section 4.24(b).
“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; and (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments.
“Indemnified Party” is defined in Section 10.6.
“Indemnifying Party” is defined in Section 10.6.
“Insurance Policies” is defined in Section 2.1.
“Intellectual Property” means all U.S. and worldwide (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites and domain names; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto and derivative works thereof.
“Inventory” is defined in Section 2.1.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonably comprehensive investigation concerning the matter at issue. A Party will be deemed to have Knowledge of a matter if any Affiliate of such Party or any employee of such Party with responsibility for such matter has, or at any time had, Knowledge of such matter. The Seller will be deemed to have Knowledge of a matter if the Seller or any Member is deemed to have Knowledge of such matter.
“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” means that certain Lease Agreement dated September 1, 2009 by and between Rising Phoenix Co. and Derf Limited, as amended pursuant to a Lease Amendment dated September 1, 2010, pursuant to which the Seller leases the real property located at 93 Alpha Park Drive, Highland Heights, Ohio.
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“License” is defined in Section 4.13.
“Lock-up Agreements” means, collectively, (a) the Lock-Up Agreement to be signed by the Seller with respect to the Share Consideration and (b) the Lock-Up Agreement to be signed by the Seller with respect to a portion of the Share Consideration equal to $3,150,000 divided by the Average Closing Price, in the form of Exhibit B-1 and Exhibit B-2, respectively.
“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.
“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material adverse effect or change on the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Seller or the Business, taken as a whole, (or Primo and the Primo Subsidiaries, taken as a whole), as the case may be. This definition shall exclude any material adverse effect or change to the extent arising out of, attributable to or resulting from: (a) changes in conditions generally affecting the industries in which the Seller (or Primo and the Primo Subsidiaries) conduct their business which do not disproportionately affect in any material respect the Seller (or Primo and the Primo Subsidiaries), in each case taken as a whole, as compared to other similarly situated participants in the industries in which the Seller (or Primo and the Primo Subsidiaries) operates, (b) general economic, political or financial market conditions which do not disproportionately affect in any material respect the Seller (or Primo and the Primo Subsidiaries), in each case taken as a whole, and (c) any outbreak or escalation of hostilities involving the United States (including any declaration of war by the U.S. Congress) or acts of terrorism.
“Material Contract” is defined in Section 4.12.
“Members” is defined in the opening paragraph.
“Members’ Representative” is defined in Section 11.15.
“Milestone Payments” is defined in Section 2.5.
“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).
“Noncompetition Agreement” means the Noncompetition Agreement to be signed by the Seller, Carl Santoiemmo and JoAnn Santoiemmo, in the form of Exhibit C.
“Operating Agreement” means that certain Operating Agreement of Omnifrio Beverage Company, LLC dated November 3, 2010.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any articles of incorporation, organization or formation and any bylaws, operating agreement or limited liability company agreement (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Party” means the Buyer, Primo, the Seller or any Member.
“Permit” means any permit, license, franchise or Consent issued by any Governmental Body or pursuant to any Law.
“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due and (b) any lien for Taxes not yet due.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
“Preferred Shares” is defined in Section 5.2.
“Primo” is defined in the opening paragraph.
“Primo Stock” means the shares of common stock, par value $0.001 per share, of Primo.
“Primo Subsidiaries” is defined in Section 5.2.
“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
“Purchase Price” is defined in Section 2.5.
“Purchased Assets” is defined in Section 2.1.
“Quitclaim Assignment” means the Quitclaim Assignment to be signed by the Seller and Rising Phoenix Company in the form of Exhibit E.
“Registration Rights Agreement” means the Registration Rights Agreement to be signed by the Seller and Primo in the form of Exhibit F.
“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. The Seller will not be deemed to be a Related Person of any Member.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, financial advisors, lenders, financing sources and underwriters (including counsel for any such lenders, financing sources or underwriters).

“Safety Notices” is defined in Section 4.24(d).
“SEC” means the U. S. Securities and Exchange Commission.
“Secured Debt” means any Indebtedness that is secured by any Encumbrance other than a Permitted Encumbrance on any Purchased Asset.
“Securities Act” means the Securities Act of 1933.
“Seller” is defined in the opening paragraph.
“Share Consideration” is defined in Section 2.5.
“Tangible Personal Property” is defined in Section 2.1.
“Tax” means (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty, or addition thereto, whether disputed or not and (b) Liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Third-Party Claim” is defined in Section 10.6.
“Transaction Documents” means this Agreement, the Noncompetition Agreement, the Consulting Agreement, the Lock-up Agreements, the Registration Rights Agreement, the Quitclaim Assignment, the Assignment of Intellectual Property and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
“Transaction Expenses” means all expenses incurred by the Seller in connection with this Agreement and the other Transaction Documents, for itself or on behalf of its equity holders, and the consummation of the Transactions, including any and all legal, accounting, financial, advisory or consulting fees and expenses incurred as of the Closing Date, whether or not paid as of the Closing Date and whether or not reflected in the Financial Statements.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transfer Taxes” is defined in Section 9.5.
ARTICLE II
SALE AND PURCHASE OF ASSETS
2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, the Seller will sell, assign, transfer and convey to the Buyer, and the Buyer will purchase, acquire and accept from the Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s assets of every kind and description (other than the Excluded Assets) on the Closing Date (the “Purchased Assets”), including:

(a) All machinery, equipment, parts, tools, computer hardware, supplies, samples, prototypes and other items of tangible personal property (other than Inventory) (the “Tangible Personal Property”);
(b) All inventories wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment, samples, prototypes and inventory on consignment (the “Inventory”);
(c) All rights and interests in and to any Contracts;
(d) All Intellectual Property;
(e) All business and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports (other than those related to employees, personnel and payroll), including customer lists, supplier lists and equipment repair, maintenance, service, quality control and insurance records, whether written, electronically stored or otherwise recorded (the “Books and Records”);
(f) All goodwill and all sales, advertising, promotional and marketing information and materials;
(g) All e-mail addresses assigned to the Seller;
(h) All Permits;
(i) All rights of the Seller to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Buyer by third parties;
(j) All benefits under all insurance policies to which the Seller is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”);
(k) All rights to refunds from suppliers and all prepaid expenses and deposits; and
(l) All other properties and assets to the extent the Seller has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such properties or assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above.
2.2 Excluded Assets. The Seller will retain ownership of the following assets of the Seller (collectively, the “Excluded Assets”):
(a) All cash, cash equivalents and short-term investments;
(b) Organizational Documents, stock books, stock ledgers, minute books and Tax Returns;
(c) Those Contracts, if any, listed on Schedule 2.2(c);

(d) All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Seller by third parties, in each case to the extent that they relate to the Excluded Assets or Excluded Liabilities;
(e) All rights under any Transaction Document;
(f) All fixtures, furniture, office equipment and motor vehicles;
(g) All trade and other accounts receivable;
(h) All leases and subleases of real property as to which the Seller is the lessor or sublessor and all leases and subleases of real property as to which the Seller is the lessee or sublessee, including the Lease, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases; and
(i) Those assets, if any, listed on Schedule 2.2(i).
2.3 Assumed Liabilities. The Buyer will assume and agree to pay, perform and discharge only those Liabilities of the Seller to be performed after the Closing Date under any executory Contract or Permit incurred by the Seller in the ordinary course of business; provided, however, that such Liabilities will only be Assumed Liabilities to the extent that all benefits under such Contracts or Permits are transferred to the Buyer pursuant to this Agreement and the existence of such Liabilities does not constitute a breach of the representations and warranties of the Seller set forth in this Agreement or in such Contract or Permit (the “Assumed Liabilities”).
2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by the Seller. “Excluded Liabilities” means every Liability of the Seller, other than the Assumed Liabilities, including:
(a) All Liabilities under any Transaction Document;
(b) All Liabilities for Taxes (whether federal, state, local or foreign), including Taxes incurred in respect of or measured by (i) the sales of goods or services by Seller, (ii) the wages or other compensation paid by Sellers to its employees, (iii) the value of Seller’s property (personal as well as real property), (iv) the income of Seller earned or realized on or prior to the Closing Date, and (v) any gain and income from the sale of the Purchased Assets and other Transactions;
(c) All Liabilities for environmental, ecological, health or safety claims to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
(d) All Liabilities under any Contracts listed on Schedule 2.2(c);
(e) All Liabilities to indemnify any Person (including any Member) by reason of the fact that such Person was a director, manager, officer, employee or agent of the Seller;
(f) All Liabilities in respect of any Excluded Asset;
(g) All Transaction Expenses of the Seller;

(h) All Indebtedness of the Seller;
(i) All Liabilities for infringement or misappropriation of any Intellectual Property on or prior to the Closing Date;
(j) All product Liability, warranty and similar claims for damages or injury to Person or property to the extent relating to or arising out of the ownership or operating of the Business or the Purchased Assets on or prior to the Closing Date;
(k) All trade accounts payable;
(l) All accrued and unpaid expenses; and
(m) All other Liabilities, regardless of when made or asserted, which arise out of any events occurring or actions taken or omitted to be taken by the Seller, or otherwise arising out of or incurred in connection with the conduct of the Business on or prior to the Closing Date.
2.5 Purchase Price.
(a) The purchase price for the Purchased Assets (the “Purchase Price”) will be:
(i) an aggregate amount of up to $13,150,000 comprised of:
(A) that number of shares of Primo Stock obtained by dividing $6,150,000 by the Average Closing Price (the “Share Consideration”);
(B) $2,000,000 in cash (the “Closing Cash Consideration”);
(C) $2,000,000 in cash (the “Deferred Cash Consideration”); and
(D) up to $3,000,000 in cash (the “Milestone Payments”); and
(ii) the assumption of the Assumed Liabilities.
(b) Subject to the terms and conditions of this Agreement, on the Closing Date (i) Primo will issue to the Seller the Share Consideration and (ii) the Buyer will pay the Closing Cash Consideration to the Seller. Within five (5) Business Days after the Closing, Primo will deliver the certificate evidencing the Share Consideration to the Seller.
(c) Subject to the terms and conditions of this Agreement, the Buyer will pay (or in the event the Buyer is unable to pay, Primo will pay) (i) the Deferred Cash Consideration, subject to any amounts set off pursuant to this Agreement including under Section 10.5, to the Seller on the fifteen-month anniversary of the Closing Date and (ii) the Milestone Payments to the Seller in accordance with Section 2.6.
2.6 Milestone Payments.
(a) The Buyer shall pay the Seller $1,000,000 at such time, if within 9 months of the Closing Date, as the Buyer achieves a pilot manufacturing run of 50 sample Appliances, manufactured in accordance with design specifications approved by the Buyer and capable, in the reasonable determination of the Buyer, of being reproduced in commercial production, with all such sample Appliances functioning properly to the reasonable satisfaction of the Buyer.

(b) The Buyer shall pay the Seller $2,000,000 at such time, if within 9 months of Closing Date, as the Appliance is certified in writing by MET Laboratories for compliance to electrical safety standards.
2.7 Closing. The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of K&L Gates LLP in Charlotte, North Carolina, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing), or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”). The sale, assignment, transfer and conveyance to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time on the Closing Date.
2.8 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as provided in Schedule 2.8. The Buyer and the Seller agree (a) that any such allocation is consistent with the requirements of Code § 1060 and (b) to complete and file IRS Form 8594, or a successor form, and any amendments thereto, as and when required by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE MEMBERS
Each Member severally represents and warrants as follows:
3.1 Organization and Authority. If such Member is not an individual, such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such Member has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Member is a party and to perform such Member’s obligations thereunder. If such Member is not an individual, the execution and delivery by such Member of each Transaction Document to which it is a party and the performance by such Member of the Transactions have been duly approved by the board of directors or comparable governing body of such Member and, if required, the equityholders of such Member. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of such Member, enforceable against such Member in accordance with the terms of this Agreement and (b) upon the execution and delivery of each Transaction Document to which such Member is a party, such Transaction Document will constitute the valid and legally binding obligation of such Member, enforceable against such Member in accordance with the terms of such Transaction Document.
3.2 Share Ownership. Such Member owns of record and beneficially the Equity of the Seller set forth next to such Member’s name on Schedule 3.2 free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law or set forth in the Operating Agreement and any Encumbrances listed on Schedule 3.2). Such Member is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract that could require such Member to sell, transfer or otherwise dispose of any Equity of the Seller or (b) any voting trust, proxy or other Contract relating to the voting of any Equity of the Seller.

3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Member is subject; (b) if such Member is not an individual, violate any Organizational Document of such Member; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Member is a party or by which such Member is bound or the performance of which is guaranteed by such Member. Such Member is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
3.4 Litigation. There is no Proceeding pending or, to the Knowledge of such Member, threatened or anticipated against such Member relating to or affecting the Transactions.
3.5 No Brokers’ Fees. Such Member has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions to be performed on or about the Closing Date for which the Buyer could be liable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
The Seller represents and warrants as follows:
4.1 Organization, Qualification and Corporate Power. Schedule 4.1 sets forth the Seller’s jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its managers and officers. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller has delivered to the Buyer correct and complete copies of the Organizational Documents of the Seller. The minute books, the stock certificate books and the stock ledger of the Seller, in each case as delivered or made available to the Buyer, are correct and complete.
4.2 Capitalization. The capital structure of Seller is set forth on Schedule 3.2, which is true and complete. Such outstanding units are owned of record and beneficially by the Members and in the amounts set forth on Schedule 3.2. All of the outstanding Equity of the Seller has been duly authorized and is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no outstanding securities convertible or exchangeable into Equity of the Seller. The Seller does not, directly or indirectly, own or control any direct or indirect equity interest in any Person.
4.3 Authority. The Seller has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and of each other Transaction Document to which the Seller is a party have been approved by the board of directors, members or manager of the Seller, as applicable. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of this Agreement and (b) upon the execution and delivery of each Transaction Document to which the Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of such Transaction Document.

4.4 No Conflicts. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Seller or any Purchased Asset is subject; (b) violate any Permit held by the Seller or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Seller; (c) violate any Organizational Document of the Seller; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Seller or any Member is a party or by which the Seller or Member is bound or to which any Purchased Asset is subject or under which the Seller or any Member has any rights or the performance of which is guaranteed by the Seller or any Member; or (e) result in any member of the Seller having the right to exercise dissenters’ appraisal rights. Except as set forth on Schedule 4.4, the Seller is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
4.5 Financial Statements.
(a) Attached to Schedule 4.5(a) are the unaudited balance sheet of the Seller as of December 31, 2010, and its statement of income for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition and results of operations of the Seller as of and for their respective dates.
(b) The Books and Records (i) are complete and correct in all material respects and all transactions to which the Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Seller with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Sellers’ industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Seller on an accrual basis. All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.
4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the Balance Sheet Date:
(a) the Seller has not sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;
(b) the Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $50,000;
(c) the Seller has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $50,000 or that cannot be terminated without penalty on less than six months notice, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $50,000 to which the Seller is a party or by which the Seller or any of its assets are bound;
(d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of the Seller;
(e) the Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $50,000;

(f) the Seller has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $50,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;
(g) the Seller has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $50,000;
(h) the Seller has not issued, sold or otherwise disposed of any of its Equity, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Equity or declared, set aside, made or paid any dividend or distribution with respect to its Equity (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Equity or amended any of its Organizational Documents;
(i) the Seller has not (i) conducted the Business outside the ordinary course of business consistent with past practices or (ii) made any loan to, or entered into any other transaction with, any of its directors, managers, members, officers or employees on terms that would not have resulted from an arms-length transaction;
(j) the Seller has not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax in respect of, or that otherwise relates to, any of the Purchased Assets (whether directly or indirectly);
(k) there has not been any Proceeding commenced nor, to the Knowledge of the Seller, threatened or anticipated relating to or affecting the Seller, the Business or any asset owned or used by the Seller;
(l) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to the Seller outside of the ordinary course of business or (iii) any material adverse change in the Business, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of the Seller and no event has occurred or circumstance exists that may result in any such material adverse change; and
(m) the Seller has not agreed or committed to any of the foregoing.
4.7 No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Seller has no outstanding Liability and, to the Knowledge of Seller, no basis exists for any Liability, except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.12 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law). All of the Assumed Liabilities were incurred by the Seller in the ordinary course of business.

4.8 Title to and Sufficiency of Assets. Except as set forth on Schedule 4.8, the Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. Except as set forth on Schedule 4.8, the Purchased Assets include all tangible and intangible property and assets necessary (a) for the continued conduct of the Business after Closing (i) in the same manner as conducted prior to Closing and (ii) in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) to perform all of the Assumed Liabilities and obligations of the Business as they exist at Closing and (c) for the production of 20,000 Appliances from the Closing Date through December 31, 2011. The transfer of the Purchased Assets hereunder will convey to the Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.
4.9 Tangible Personal Property; Condition of Purchased Assets. Schedule 4.9 lists each item of Tangible Personal Property that has a net book value in excess of $500,000 and its net book value. The Purchased Assets are free from material defects, in good operating condition and repair and adequate for the uses to which they are being put. None of the Purchased Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such Purchased Assets or other tangible asset.
4.10 Intentionally Omitted.
4.11 Real Property. The Seller does not own, and has never owned, any real property. The only real property leased, subleased or otherwise occupied or used by the Seller is the real property that is the subject of the Lease. The Seller is not a party to or bound by any Contract (including any option) for the purchase of any real estate interest or any Contract for the lease to or from the Seller of any real estate interest not currently in possession of the Seller.
4.12 Contracts.
(a) Schedule 4.12(a) lists the following Contracts to which the Seller is a party or by which the Seller is bound or to which any asset of the Seller is subject or under which the Seller has any rights or the performance of which is guaranteed by the Seller (collectively, with the Lease, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $50,000, that was not entered into in the ordinary course of business, or that involves expenditures or receipts in excess of $50,000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year), including each Lease and License; (iii) each licensing agreement, assignment, consent agreement, coexistence agreement, settlement agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property; (iv) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (v) each Contract containing any covenant that purports to restrict the business activity of the Seller or limit the freedom of the Seller to engage in any line of business or to compete with any Person; (vi) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (vii) each power of attorney; (viii) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Seller to be responsible for consequential, incidental or punitive damages; (ix) each Contract (or series of related Contracts) for capital expenditures in excess of $50,000; (x) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (xi) each Contract for Indebtedness; (xii) each employment or consulting Contract; (xiii) each Contract to which any Member or any Related Person of any Member is a party or is otherwise bound; and (xiv) each Contract not terminable without penalty on less than six months notice.

(b) The Seller has delivered to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. The Seller is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Seller, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.
4.13 Intellectual Property.
(a) The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Seller immediately prior to the Closing will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. Each item of Intellectual Property owned, licensed or used by the Seller is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
(b) Neither the operation of the Business, the Purchased Assets, the Intellectual Property used in the Business nor the Seller has violated or infringed upon or otherwise come into conflict with any Intellectual Property of any third party, and to the Knowledge of the Seller, the Seller has not received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Seller, no third party has infringed upon or otherwise come into conflict with any Intellectual Property owned by the Seller.
(c) Schedule 4.13(c) identifies each patent or registration (including copyright, trademark and service mark and domain name) that is or was owned by the Seller (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that the Seller has made with respect to any of its Intellectual Property, identifies each license, agreement or other permission that the Seller has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any Intellectual Property. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.13(c) also identifies each trade name or unregistered trademark or service mark owned by the Seller. With respect to each item of Intellectual Property required to be identified in Schedule 4.13(c) and except as expressly set forth on Schedule 4.13(c): (i) the Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding has occurred, is pending or, to the Knowledge of the Seller, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) the Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) Schedule 4.13(d) identifies each item of Intellectual Property that any Person other than the Seller owns and that the Seller uses pursuant to a written, verbal or implied license, agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 4.13(d): (i) to the Knowledge of the Seller, such item is not subject to any Order; (ii) to the Knowledge of the Seller, no Proceeding has occurred, is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Seller has not granted any sublicense or similar right with respect to the License relating to such item.
4.14 Tax.
(a) The Seller has timely filed with the appropriate Governmental Body all Tax Returns that the Seller is required to have filed prior to the date hereof. All Tax Returns filed by the Seller are true, correct and complete in all respects. All Taxes owed (or to be remitted) by the Seller (whether or not shown on any Tax Return) have been timely paid to the appropriate Governmental Body. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of the Seller. No claim has been made by any Governmental Body in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Seller that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Since the Balance Sheet Date, the Seller has not incurred any Liability for Taxes outside the ordinary course of business.
(b) The Seller has withheld or collected, and paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, equityholder, independent contractor, or other third party. The Buyer will not be required to withhold any amounts upon the transfer of the Purchased Assets to the Buyer.
(c) There is no basis for any Governmental Body to, and neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Seller expects any Governmental Body to, assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by the Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Seller has Knowledge.
(d) The Seller has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of the Seller has been requested, granted or currently is in effect.
(e) The Seller is, and since its organization has been, treated as a partnership for U.S. federal and applicable state income Tax purposes. The Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 280G or Code § 162(m). The Seller has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. The Seller is not a party to any Tax allocation, sharing, reimbursement or similar agreement. The Seller has no Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise. No Purchased Asset constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code § 168. No Purchased Asset is an interest, directly or indirectly, in any joint venture, partnership, limited liability company or other entity that is treated as a partnership for U.S. federal, state or local income Tax purposes. No Purchased Asset is subject to the anti-churning provisions of Code § 197(f)(9) or the Treasury Regulations promulgated thereunder.

(f) The Seller has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4 or (ii) a “tax shelter” as defined in Code § 6111 and the Treasury Regulations thereunder.
(g) Schedule 4.14 (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Seller has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by, or otherwise relate to, the Seller, and (v) contains a complete and accurate description of all material Tax elections that were made by or on behalf of the Seller. The Seller has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Seller during the six-year period ending on the date hereof.
(h) Schedule 4.14 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which the Seller is a party that is a “nonqualified deferred compensation plan” within the meaning of Code §409A and the Treasury Regulations promulgated hereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code §409A, the Treasury Regulations promulgated hereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code §409A from the period beginning on January 1, 2005.
4.15 Legal Compliance. Except as set forth on Schedule 4.15(a), the Seller is, and has been, in compliance in all material respects with all applicable Laws and Permits. Except as set forth on Schedule 4.15(a), no Proceeding is pending, nor since the Seller’s organization, has been filed or commenced, against the Seller alleging any failure to comply with any applicable Law or Permit. The Seller has not received any written notice from any Person regarding any actual, alleged or potential violation by the Seller of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Seller. Schedule 4.15(b) contains a complete and accurate list of each Permit held by the Seller or that otherwise relates to the Business or any asset owned or leased by the Seller and states whether each such Permit is transferable. Each Permit listed or required to be listed on Schedule 4.15(b) is valid and in full force and effect. The Permits listed on Schedule 4.15(b) constitute all of the Permits necessary to allow the Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.
4.16 Litigation. There is no Proceeding in the past, pending or, to the Knowledge of the Seller, threatened or anticipated relating to or affecting (a) the Seller or the Business or any asset owned or used by it or (b) the Transactions. To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Order to which the Seller or any asset owned or used by it is subject. Schedule 4.16 lists all Proceedings pending at any time, in which the Seller has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time, in which the Seller has been a plaintiff. Schedule 4.16 lists all Orders in effect at any time, to which the Seller has been subject or any Purchased Asset is subject.

4.17 Intentionally Omitted.
4.18 Environmental. Except as set forth on Schedule 4.18, the Seller and its predecessors have complied and are in compliance with all Environmental Laws. The Seller has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. All such required Permits are set forth on Schedule 4.15(b). The Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. Neither the Seller nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws. The Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
4.19 Employees. To the Knowledge of the Seller, no employee, officer or director of the Seller is a party to or bound by any agreement that (a) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Seller, (b) could adversely affect the ability of the Seller to conduct the Business, (c) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Seller or (d) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Seller.
4.20 Employee Benefits. There are no Employee Benefit Plans that the Seller maintains, has maintained or to which the Seller contributes or has contributed, has any obligation to contribute, has been required to contributed or has or had any other Liability. Neither the Seller nor any other member of the “controlled group” (as defined in Code § 1563) that includes the Seller contributes, has contributed to, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan.
4.21 Suppliers. With respect to the twelve months most recently completed prior to the date hereof, Schedule 4.21 lists the ten largest (by dollar volume) suppliers of the Seller during such period (showing the dollar volume for each). Since the Balance Sheet Date, no supplier listed on Schedule 4.21 has notified the Seller of a likely decrease in the volume of sales to the Seller, or an increase in the price that any such supplier will charge for products or services sold to the Seller, or of the bankruptcy or liquidation of any such supplier.
4.22 Transactions with Related Persons. Except as set forth in Schedule 4.22, neither any equityholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business transaction with the Seller or (c) engaged in competition with the Seller. Except as set forth in Schedule 4.22, neither any equityholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Seller or (ii) has any Indebtedness owing to the Seller. Except as set forth in Schedule 4.22, Seller (A) has no claim or right against any equityholder, officer, director or employee of the Seller or any Related Person of any of the foregoing or (B) has no Indebtedness owing to any equityholder, officer, director or employee of the Seller nor any Related Person of any of the foregoing.

4.23 Insurance. Schedule 4.23 sets forth the following information with respect to each Insurance Policy: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. The Seller has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of the Seller for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. Schedule 4.23 describes any self-insurance arrangements affecting the Seller. Since its organization the Seller has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Seller is in compliance with all obligations relating to insurance created by Law or any Contract to which the Seller is a party. The Seller has delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.
4.24 Regulatory Matters.
(a) The Seller holds, and is operating in material compliance with, such Permits of the United States Food and Drug Administration (the “FDA”) as are required for the conduct of the Business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are in full force and effect. The Seller has fulfilled and performed all of its material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any FDA Permit. The Seller has operated and is currently in compliance in all material respects with applicable Law, including the implementing regulations administered or enforced by the FDA. The Seller has not received notice of any pending or threatened Proceeding from the FDA alleging that any operation or activity of the Seller is in violation of any applicable Law.
(b) Neither the Seller nor any Seller-operated product or manufacturing site nor, to the Knowledge of the Seller, any contract manufacturer for any of the Seller’s products has been subject to a shutdown or import or export prohibition by the U.S. Federal Trade Commission, the FDA, the U.S. Department of Health and Human Services Office of Inspector General (“HHS-OIG”) or any other Governmental Body, has received any FDA Form 483 or other Governmental Body notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the Seller’s products, or similar correspondence or notice from the FDA or other Governmental Body or related products or alleging or asserting noncompliance with any applicable Law, Permit or such a request or requirement of a Governmental Body, and, to the Knowledge of the Seller, neither the FDA nor any other Governmental Body has threatened to take any such action.
(c) The manufacture of the products by or on behalf of the Seller is being conducted in compliance in all material respects with all applicable Permits and Laws, including the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 110, and FDA’s requirements for bottled water at 21 C.F.R. § 165.110 for products sold in the United States.
(d) There have been no material recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to a material alleged lack of safety, efficacy, or regulatory compliance of the Seller’s products (“Safety Notices”) and to the Knowledge of the Seller, there are no material complaints with respect to the Seller’s products that are currently unresolved. There are no material Safety Notices or, to the Knowledge of the Seller, material product complaints with respect to the Seller’s products, and to the Knowledge of the Seller, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Seller’s products, (ii) a material change in labeling of the Seller’s products; or (iii) a termination or suspension of marketing or testing of the Seller’s products.

4.25 Solvency. The Seller is not now insolvent nor will be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets. Immediately after giving effect to the Transactions: (a) the Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of the Seller.
4.26 No Brokers’ Fees. The Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
4.27 Securities Laws.
(a) The Seller acknowledges that the offer and sale of the Share Consideration is intended to be exempt from registration under the Securities Act and all applicable state securities Laws.
(b) The Seller has been furnished all of the materials relating to Primo and the Share Consideration that have been requested and has been afforded an opportunity to ask questions of, and receive answers from, management of Primo in connection with the Share Consideration. The Seller has not been furnished with any oral or written representation in connection with the Share Consideration by or on behalf of Primo that it has relied on that is not contained in this Agreement.
(c) The Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in the Seller’s judgment, sufficient information to evaluate the merits and risks of the Share Consideration; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with the Share Consideration and to make an informed investment decision with respect thereto; and (iv) has consulted with its own advisors with respect to the Share Consideration.
(d) The Share Consideration is being acquired for the Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any unlawful resale or distribution thereof. The Seller fully understands and agrees that it must bear the economic risk of the investment in the Share Consideration for an indefinite period of time because, among other reasons, such Share Consideration has not been registered under the Securities Act or under the securities Laws of any states, and, therefore, the Share Consideration is comprised of “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Laws of such states or an exemption from such registration is otherwise available. Except as and solely to the extent set forth in the Registration Rights Agreement, the Seller understands that Primo is not under any obligation to register such Share Consideration on behalf of the Seller or to assist the Seller in complying with any exemption from registration under the Securities Act or applicable state securities Laws. The Seller understands that Primo may require, as a condition to registering the transfer of such Share Consideration, an opinion of counsel satisfactory to Primo to the effect that such transfer does not violate such registration requirements.
(e) The Seller intends that the state securities Laws of Ohio alone (and not the securities Laws of any other state) will apply to its acquisition of the Share Consideration. The Seller meets all suitability standards imposed by the state of Ohio relating to the purchase of the Share Consideration hereunder without registering such Share Consideration under the securities Laws of such state.

4.28 Disclosure. No representation or warranty contained in this Article IV and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE PRIMO PARTIES
The Primo Parties represent and warrant to the Seller as follows:
5.1 Organization. Primo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Primo has no direct or indirect subsidiaries other than the Buyer, Primo Refill, LLC, Primo Ice, LLC, Primo Refill Canada Corporation and Primo Direct, LLC (each a “Primo Subsidiary” and together the “Primo Subsidiaries”), each of which is duly organized, validly existing and in good standing under the laws of the state of its formation. The Buyer has no Subsidiaries.
5.2 Capitalization.
(a) The entire authorized capital stock of Primo consists of (a) 70,000,000 shares of common stock, par value $0.001 per share, 19,123,884 shares of which are outstanding as of January 31, 2011 and (b) 65,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”), none of which are outstanding. All of the outstanding capital stock of Primo has been duly authorized and validly issued and is fully paid, nonassessable and has been issued in compliance with U.S. federal and state securities laws and regulations. Except as set forth on Schedule 5.2 or contemplated under this Agreement, there are no outstanding securities convertible or exchangeable into capital stock of the Buyer or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require Primo to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Primo. Primo does not directly or indirectly own or control any direct or indirect equity interest in any Person other than the Primo Subsidiaries. Primo owns all of the outstanding equity of the Buyer.
(b) The Share Consideration will be duly authorized for issuance and sale to the Seller pursuant to this Agreement and, when issued and delivered by Primo pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable. The shares of Primo Stock underlying the Share Consideration conform in all respects with the description of the Primo Stock contained Primo’s filings with the SEC. The Seller will not be subject to personal liability by reason of being a holder of the Primo Stock. The issuance of the Share Consideration is not subject to the preemptive or other similar right of any securityholder of Primo. No further approval or authority of the securityholders or board of directors of Promo will be required for the issuance of the Share Consideration as contemplated herein.
5.3 Authority. Each Primo Party has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which such Primo Party is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Primo Party of this Agreement and each other Transaction Document to which such Primo Party is a party have been duly approved by all requisite corporate or limited liability company action, as applicable, of the respective Primo Parties. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of such Primo Party, enforceable against such Primo Party in accordance with the terms of this Agreement and (b) upon the execution an delivery of each Transaction Document to which each Primo Party is a party, such Transaction Document will constitute the valid and legally binding obligation of such Primo Party, enforceable against such Primo Party in accordance with the terms of such Transaction Document.

5.4 No Conflicts. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Primo Party is subject; (b) violate any Organizational Document of any Primo Party; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Primo Party is a party or by which any Primo Party is bound or the performance of which is guaranteed by any Primo Party.
5.5 Litigation. Except as set forth on Schedule 5.5, there is no Proceeding pending or, to the Knowledge of any Primo Party, threatened or anticipated relating to or affecting (a) any Primo Party or any material asset owned or used by it, or (b) the Transactions. To the Knowledge of the Primo Parties, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Order to which the Buyer or any asset owned or used by it is subject.
5.6 No Material Adverse Effect. Except as disclosed in the publicly-available reports filed by Primo with the SEC, since September 30, 2010, no change has occurred in the business, operations, properties or other assets, liabilities, condition (financial or otherwise) or results of operations of any Primo Party that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect on the Primo Parties taken as a whole.
5.7 No Brokers’ Fees. No Primo Party has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller could be liable.
5.8 Securities Laws.
(a) To the Knowledge of the Primo Parties, there exist no facts or circumstances that reasonably could be expected to prohibit or delay the preparation and filing of a Registration Statement on Form S-1 under the Securities Act that will be available for the resale of the Share Consideration by the Seller and/or the Members.
(b) The documents filed by Primo with the SEC, as of their respective filing date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading.
(c) The documents filed by Primo with the SEC and the documents incorporated therein by reference or attached as exhibits thereto, at the time they became effective or were filed or furnished with the SEC, as the case may be, complied in all material respects with the requirements of the Exchange Act. Primo has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act since November 4, 2010. Since November 4, 2010, Primo has filed all documents required to be filed by it with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Prior to November 4, 2010, Primo was not required to file any documents with the SEC pursuant to Section 13 or 15(d) of the Exchange Act

(d) Primo is in compliance with the requirements of the NASDAQ Global Market for continued listing of the Primo Stock. Primo has taken no action designed to, or likely to have the effect of, terminating the listing of the Primo Stock on the NASDAQ Global Market, nor has Primo received any written notification that the NASDAQ is contemplating terminating such listing.
ARTICLE VI
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the date hereof and the Closing:
6.1 Best Efforts. Each Party will use its reasonable best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).
6.2 Consents and Approvals. As promptly as practicable after the date hereof, the Seller and the Members will make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date. The Seller and the Members will cooperate with the Buyer and its Representatives with respect to all filings that the Buyer makes in connection with the Transactions. As promptly as practicable after the date hereof, the Seller will solicit the Consents set forth on Schedule 4.4, but not prior to the Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. The Seller will use its reasonable best efforts (at the Seller’s expense), and the Buyer will cooperate in all reasonable respects with the Seller to obtain prior to the Closing all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit and the Seller shall not be required to pay any such consideration or grant any such financial accommodation in excess of $5,000. The Members will vote all of their Equity of the Seller in favor of approving this Agreement and the Transactions.
6.3 Operation of Business. The Seller will: (a) conduct the Business only in the ordinary course of business; (b) use its commercially reasonable efforts to maintain the Business and the properties, physical facilities and operations of the Seller, preserve intact the current business organization of the Seller, keep available the services of the current officers, employees and agents of the Seller, and maintain the relations and goodwill with suppliers, potential customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with the Seller; (c) confer with the Buyer concerning matters of a material nature to the Seller; (d) confer with the Buyer with respect to, and provide the Buyer with copies of, Tax Returns before filing and refrain from making any material new election with respect to Taxes; and (e) deliver to the Buyer monthly financial statements of the Seller as they become available to the Seller and otherwise report periodically to the Buyer concerning the status of the Business and the operations and finances of the Seller. Neither the Seller nor any Member will engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 4.6 is likely to or does occur.
6.4 Full Access. The Seller will: (a) permit the Buyer and its Representatives to have full access to all premises, properties, personnel (including the opportunity to discuss the affairs of the Seller with such personnel), books, records, Contracts, documents and data of or pertaining to the Seller, (b) furnish the Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as the Buyer may reasonably request and (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as the Buyer may reasonably request.
6.5 Notice of Developments. The Seller and the Members will immediately notify the Buyer in writing of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of the Seller or any Member in this Agreement and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of the Seller or any Member in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

6.6 Exclusivity. The Seller and each Member agree that it will not, and will cause its Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets of the Seller or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving the Seller (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the Seller and the Members will immediately notify the Buyer of such Acquisition Proposal and all related details. Each Member agrees not to vote its Equity of the Seller in favor of any transaction associated with an Acquisition Proposal.
6.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from another Party or a Representative of another Party in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). The Seller will not issue any press release or make any public announcement relating to the subject matter of this Agreement until such time as the Buyer has issued a press release or public announcement relating to the subject matter of this Agreement. The Seller and the Buyer will consult with each other concerning the means by which any supplier or potential customer of the Seller or any other Person having any business relationship with the Seller will be informed of the Transactions, and the Buyer will have the right to be present for any such communication.
6.8 No Equity Transfers. No Member will assign, pledge, sell or otherwise transfer or encumber any Equity of the Seller or any options, warrants or other Contract pursuant to which such Member is entitled to purchase any Equity of the Seller without the prior written consent of the Buyer, which consent will not be unreasonably withheld.
ARTICLE VII
CLOSING CONDITIONS
7.1 Conditions to the Buyer’s Obligations. The Buyer’s obligation to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a) (i) All of the representations and warranties of each Member in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) each Member must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing, and (iii) the Members’ Representative must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction, with respect to each Member, of the conditions in clauses (i) and (ii) above;
(b) (i) All of the representations and warranties of the Seller in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) the Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) the Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) and in Section 7.1(e);
(c) Each of the following documents must have been delivered to the Buyer and must be dated as of the Closing Date (unless otherwise indicated):
(i) a bill of sale and assignment and assumption agreement executed by the Seller, in the form of Exhibit D (the “Bill of Sale”);
(ii) the Assignment of Intellectual Property executed by the Seller;
(iii) the Lock-Up Agreements, executed by the Seller;
(iv) the Quitclaim Assignment executed by the Seller and Rising Phoenix Company;
(v) the Registration Rights Agreement, executed by the Seller;
(vi) the Noncompetition Agreement, executed by the Seller, Carl Santoiemmo and JoAnn Santoiemmo;
(vii) the Consulting Agreements, executed by Carl Santoiemmo;
(viii) payoff letters with respect to the Secured Debt, dated as of the Closing Date or within a reasonable time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to such Secured Debt, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to the Buyer;
(ix) a certificate of the secretary of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles of organization of the Seller, certified as of a recent date by the Secretary of State of the Seller’s state of organization and the operating agreement of the Seller, (2) to the extent applicable, resolutions duly adopted by the managers and members of the Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of the Seller from the Seller’s state of organization and a certificate of good standing as of a recent date of the Seller from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Seller’s existence or good standing in any such jurisdiction;

(x) such other bills of sale, assignments, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to the Buyer, as are necessary or desirable to convey fully and effectively to the Buyer all of the Purchased Assets in accordance with the terms of this Agreement; and
(xi) such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of the Seller’s and the Members’ representations and warranties, (B) evidencing the Seller’s and the Members’ performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Seller or the Members, (C) evidencing the satisfaction of any condition referred to in this Section 7.1, (D) vesting in the Buyer legal and beneficial title to the Purchased Assets or (E) otherwise facilitating the performance of the Transactions.
(d) Each Consent listed in Schedule 5.4 must have been obtained, delivered to the Buyer and be in full force and effect.
(e) Since the date hereof, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect, in each case with respect to the Seller.
(f) The Seller must have taken all appropriate limited liability company action to cause its name to be changed to a name that does not include “Omnifrio” or any variation thereof, and the Seller must have delivered to the Buyer certificates or other appropriate documentation that will be adequate to allow the Seller’s name to be so changed in the Seller’s jurisdiction of organization and to make corresponding filings reflecting such name change in each jurisdiction in which the Seller is qualified to do business. The Seller hereby authorizes the Buyer to file after the Closing such certificates or documentation in any such jurisdiction to effect such name change and to make such corresponding filings.
7.2 Conditions to the Seller’s Obligations. The Seller’s and the Members’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Seller, of the following conditions:
(a) (i) All of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Buyer must deliver to the Seller at the Closing a certificate, in form and substance reasonably satisfactory to the Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above.
(b) Each of the following documents must have been delivered to the Seller and must be dated as of the Closing Date (unless otherwise indicated):
(i) the Bill of Sale, executed by the Buyer;
(ii) the Noncompetition Agreement, executed by the Buyer;
(iii) the Registration Rights Agreement, executed by Primo; and

(iv) the Consulting Agreement, executed by the Buyer.
(c) Since the date hereof, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect, in each case with respect to the Primo Parties.
ARTICLE VIII
TERMINATION
8.1 Termination Events. This Agreement may, by written notice given to the Seller or the Buyer, as applicable, prior to the Closing, be terminated:
(a) by (i) the Buyer, if any representation or warranty made by the Seller or any Member is inaccurate in any material respect or the Seller or any Member has breached any covenant or agreement in this Agreement in any material respect or (ii) the Seller, if any representation or warranty made by the Buyer is inaccurate in any material respect or the Buyer has breached any covenant or agreement in this Agreement in any material respect;
(b) by (i) the Buyer, if any condition in Section 7.1 (other than the condition set forth in Section 7.1(d)) has not been satisfied or waived in writing by April 29, 2011 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement) or (ii) the Seller, if any condition in Section 7.2 (or condition set forth in Section 7.1(d)) has not been satisfied or waived in writing by April 29, 2011 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Seller or any Member to comply with such Party’s obligations under this Agreement); provided, however, that if either the Buyer or the Seller notifies the other Party in writing that it is exercising its termination right pursuant to this Section 8.1(b) on or before May 9, 2011, the non-terminating Party shall pay $250,000 in cash to the terminating Party within 30 days of demand therefor and such payment shall be the exclusive remedy of the terminating Party under this Agreement;
(c) by (i) the Buyer, if any condition in Section 7.1 has not been satisfied or waived in writing by September 7, 2011 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement) or (ii) the Seller, if any condition in Section 7.2 has not been satisfied or waived in writing by September 7, 2011 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Seller or any Member to comply with such Party’s obligations under this Agreement); or
(d) by mutual consent of the Buyer and the Seller.
8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.7 (confidentiality) and Article XI (miscellaneous) will survive the termination. Nothing in this Article VIII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.
ARTICLE IX
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:

9.1 Rule 144. For a period of one year from the Closing Date, Primo shall use its commercially reasonable efforts to comply with the requirements of Rule 144, including the requirements of Rule 144(c)(1) with respect to public information of Primo and the timely filing of all reports required to be filed by Primo under the Exchange Act.
9.2 Payment of Excluded Liabilities. The Seller will, and the Members will cause the Seller to, pay, perform and discharge the Excluded Liabilities as and when due.
9.3 Payment of Assumed Liabilities. The Buyer will pay, perform and discharge the Assumed Liabilities as and when due.
9.4 Bulk Transfer Compliance. Inasmuch as the Buyer is to assume the Assumed Liabilities and the Seller is to pay, perform and discharge the Excluded Liabilities, the Buyer and the Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.
9.5 Tax Covenants.
(a) Payment of Transfer Taxes. The Seller will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including interest and penalties thereon (the “Transfer Taxes”) and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation. The Seller will pay all Transfer Taxes when due.
(b) Cooperation on Tax Matters. The Buyer and the Seller will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and any Proceeding related thereto.
(c) Allocation of Ad Valorem Taxes. Each of the Seller and the Buyer shall be responsible for its pro rata share of the current year’s personal property, ad valorem and similar Taxes with respect to the Purchased Assets, prorated on a calendar year basis as of the Closing Date. Notwithstanding the foregoing, the Seller shall be responsible for all such Taxes for all prior calendar years and periods prior to and including the Closing Date and all real property Taxes.
9.6 Consents. This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of the Seller or the Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 4.4 has not been obtained prior to or at the Closing or if the Seller has not complied with the second-to-last sentence of Section 6.2, then the Seller will, and the Members will cause the Seller to, use its reasonable best efforts to obtain such Consent in the manner set forth in Section 6.2. Until such Consent is obtained, or the Contract or Permit to which such Consent relates is novated or terminated, to the extent permissible under such Contract or Permit, the Buyer will be entitled to receive all of the Seller’s benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the obligations of the Seller under such Contract or Permit. The Seller will, at the Buyer’s request, do all such acts and things as the Buyer may reasonably request to enable due performance of such Contract or Permit and to provide for the Buyer the benefits, subject to the obligations, of such Contract or Permit. Without limiting the generality of the foregoing, the Seller will provide all reasonable assistance to the Buyer (at the Buyer’s request) to enable the Buyer to enforce its rights under such Contract or Permit.

9.7 Mail and Receivables. The Seller hereby irrevocably authorizes the Buyer after the Closing to receive and open all mail and other communications received by the Buyer and addressed or directed to the Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as the Buyer may elect. If any such communication does not relate to the Business, the Purchased Assets or the Assumed Liabilities, the Buyer will forward such communication to the Seller. The Seller will, and the Members will cause the Seller to, promptly deliver to the Buyer the original of any mail or other communication received by the Seller after the Closing that relates to the Business, the Purchased Asset or the Assumed Liabilities. The Seller hereby irrevocably authorizes the Buyer after the Closing to endorse, without recourse, the name of the Seller on any check or any other evidence of indebtedness received by the Buyer on account of any of the Purchased Assets or the Business. After the Closing, the Seller will, and the Members will cause the Seller to, promptly remit to the Buyer any payment relating to the Business or the Purchased Assets that the Seller receives.
9.8 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The evaluating, pursuing, contesting or defending Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).
9.9 Transition. After the Closing, at the Buyer’s request, the Seller will cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Seller existing prior to the Closing, including relationships with lessors, lessees, employees, Governmental Bodies, licensors, licensees, customers, suppliers and others, and the Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; provided, however, that the Buyer will reimburse the Seller for its out-of-pocket expenses related to such cooperation (unless the Buyer is entitled to indemnification with respect to the matter for which the Buyer is seeking the Seller’s cooperation under Section 10.1 without regard to Section 10.4). The Seller will refer all inquiries relating to the Business to the Buyer.
9.10 Confidentiality. The Seller and each Member will, and will cause their respective Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 9.10 will not apply to Confidential Information that ii) is or becomes available to the general public through no breach of this Agreement by the Seller, any Member or any of their respective Affiliates or Representatives or, to the Knowledge of the Seller or any Member, breach by any other Person of a duty of confidentiality to the Buyer or iii) the Seller is required to disclose by applicable Law; provided, however, that the Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure. At any time that the Buyer may request, the Seller and each Member will, and will cause their respective Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their respective possession or control.
9.11 Change and Use of Name. The Seller and the Members will cease to use and will not grant any license to use any name containing the term “Omnifrio” or any name, slogan, logo or trademark that is similar to any of the trademarks acquired by the Buyer pursuant hereto and will take such actions as the Buyer may reasonably request to enable the Buyer and its Affiliates to use such name, slogan, logo or trademark. The Buyer may refer to its business as formerly being the Seller’s.

9.12 Retention of and Access to Books and Records. The Buyer will retain for a period consistent with the Buyer’s record-retention policies and practices the Books and Records delivered to the Buyer. The Buyer also will provide the Seller and its Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. The Seller will provide the Buyer and its Representatives reasonable access to those books and records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice.
9.13 Seller Information. The Seller will provide all information concerning the Seller and the Business as Primo may request in order for Primo to (a) comply with its obligations under all applicable securities Laws, including all filings pursuant to the Exchange Act, and (b) make all other filings that Primo elects to make or is required by Law and Governmental Bodies to make, including the Exchange Act.
9.14 GAAP Financial Statements. No later than 30 days after the Closing Date, the Seller shall deliver to the Buyer Financial Statements which have been prepared in accordance with GAAP.
ARTICLE X
INDEMNIFICATION
10.1 Indemnification by the Sellers. After the Closing, subject to the terms and conditions of this Article X,
(a) each Member, severally and not jointly, will indemnify and hold harmless the Buyer and its Affiliates and Representatives from, and pay and reimburse the Buyer and its Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by such Member in Article III or in the certificate delivered by the Members’ Representative pursuant to Section 7.1(a); (ii) any breach of any covenant or agreement of such Member in this Agreement.
(b) the Seller and Carl Santoiemmo, jointly and severally, will indemnify and hold harmless the Buyer and its Affiliates and Representatives from, and pay and reimburse the Buyer and its Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement or in the certificate delivered by the Seller pursuant to Section 7.1(b); (ii) any breach of any covenant or agreement of the Seller in this Agreement; (iii) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any similar Law other than as a result of any failure by the Buyer to discharge any Assumed Liability; or (iv) any claim by the Seller, any Member or any Person claiming through or on behalf of the Seller or any Member arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon instructions from or notices given by the Members’ Representative.
10.2 Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article X, the Primo Parties will indemnify and hold harmless the Seller from, and pay and reimburse the Seller for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy of any representation or warranty made by any Primo Party in this Agreement or in the certificate delivered by the Buyer pursuant to Section 7.2(a); (b) any breach of any covenant or agreement of any Primo Party in this Agreement; or (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due.

10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, the Seller will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyer notifies the Seller of such a claim on or before the date fifteen (15) months after the Closing Date; provided, however, that (a) any claim relating to Section 4.18 (environmental) or 4.20 (employee benefits) may be made at any time until the date three years after the Closing Date, (b) any claim relating to Section 4.14 (taxes) or 4.24 (regulatory matters) may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (c) any claim relating to Section 4.1 (organization), 4.3 (authority), 4.4 (conflicts) or 4.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Closing occurs, the Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Members’ Representative notifies the Buyer of such a claim on or before the date fifteen (15) months after the Closing Date; provided, however, that any claim relating to Section 5.1 (organization) 5.2 (capitalization) 5.3 (authority) or 5.4 (conflicts), fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyer or the Members’ Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.
10.4 Limitations on Indemnification.
(a) The Seller and Carl Santoiemmo will have no Liability with respect to the matters described in Section 10.1(b)(i) until the total of all Losses with respect to such matters exceeds $50,000 (the “Basket”), at which point the Seller and Carl Santoiemmo will be obligated to indemnify for all Losses in excess of the Basket; provided, however, that any claim relating to Section 4.3 (authority), 4.4 (conflicts), 4.8 (title to assets), 4.14 (taxes), 4.18 (environmental), 4.20 (employee benefits) or 4.26 (brokers) will not be subject to or counted towards the Basket. The Seller’s and Carl Santoiemmo’s maximum aggregate Liability with respect to the matters described in Section 10.1(b)(i) will be limited to an amount equal to $3,287,500 (the “Cap”); provided, however, that any claim relating to Section 4.3 (authority), 4.4 (conflicts), 4.8 (title to assets), 4.14 (taxes), 4.18 (environmental), 4.20 (employee benefits) or 4.26 (brokers) or any covenant or agreement will not be subject to or counted towards the Cap, but will be limited to an amount equal to the Purchase Price.
(b) The Buyer will have no Liability with respect to the matters described in Section 10.2(a) until the total of all Losses with respect to such matters exceeds $50,000 (the “Buyer Basket”), at which point the Buyer will be obligated to indemnify for all Losses in excess of the Buyer Basket; provided, however, that any claim relating to Section 5.1 (organization), 5.2 (capitalization), 5.3 (authority), 5.4 (conflicts), 5.6 (no material adverse effect), 5.7 (brokers) or 5.8 (securities laws) will not be subject to or counted towards the Buyer Basket. The Buyer’s maximum aggregate Liability with respect to the matters described in Section 10.2(a) will be limited to an amount equal to $3,287,500 (the “Buyer Cap”); provided, however, that any claim relating to Section 5.1 (organization), 5.2 (capitalization), 5.3 (authority), 5.4 (conflicts), 5.6 (no material adverse effect), 5.7 (brokers) or 5.8 (securities laws) or any covenant or agreement will not be subject to or counted towards the Buyer Cap, but will be limited to an amount equal to the Purchase Price.

(c) This Section 10.4 will not apply to fraud, including any fraudulent or intentional breach of any representation or warranty.
10.5 Manner of Payment.
(a) The Buyer may set off any amount to which it may be entitled under this Article X against any amount otherwise payable by the Buyer or its Affiliates to the Seller or any Member, including any amounts payable pursuant to Section 2.5(a)(i)(C). The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied. The Buyer shall pursue payment for any Losses under this Article X in the following order:
(i) The Buyer must first set off any such Losses against the Deferred Cash Consideration.
(ii) To the extent Buyer is not able to satisfy any Losses through the exercise of its right of set-off in Section 10.5(a)(i), the Seller shall forfeit, and shall assign and transfer to Primo, free and clear of all Encumbrances, that number of shares of Primo Stock determined by dividing the amount of such unsatisfied Losses by the Average Closing Price.
(iii) Finally, to the extent Buyer is not able to satisfy any Losses through the forfeiture set forth in Section 10.5(a)(ii), the Buyer will then seek payment of such Losses directly from the Seller and/or Carl Santoiemmo.
(b) Prior to exercising any right of set off under this Agreement, the Buyer shall assert the claim giving rise to the right of set off by written notice to the Members’ Representative. The Members’ Representative shall have a period of fifteen (15) Business Days after receipt of such notice within which to respond thereto. During such fifteen (15) Business Day period, the Members’ Representative shall have the right to cure any applicable breach of this Agreement. If the Members’ Representative does not respond within such fifteen (15) Business Day period and does not cure the applicable breach, the Members’ Representative shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice and the Buyer may exercise its right of set off hereunder. If the Members’ Representative responds within such fifteen (15) Business Day period after the receipt of the notice and rejects such claim in whole or in part, the Buyer shall be free to pursue such remedies as may be available to it under this Agreement or applicable Law (other than the right of set off with respect to any disputed amounts) subject, in each case, to the limitations set forth in this Agreement.
(c) If Buyer provides proper notice of a claim within the applicable time period set forth in Section 10.3, notwithstanding the payment date set forth in Section 2.5(c), Buyer may continue to hold back such portion of the Deferred Cash Consideration equal to the amount of the Losses set forth in such notice (or such disputed amount if less), until such claim is resolved. Upon the resolution of such claim, (i) Buyer may set off the amount of its Losses as finally resolved (if any) and (ii) if the payment date set forth in Section 2.5(c) has passed and all outstanding claims asserted by Buyer have been finally resolved, Buyer shall pay the Deferred Cash Consideration, less any amounts set off pursuant to this Agreement, to the Seller.

10.6 Third-Party Claims.
(a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party (or the Members’ Representative, in the case of the Seller or the Members) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.
(b) Upon receipt of the notice described in Section 10.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.
(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket, the Buyer Basket, the Cap or the Buyer Cap, as applicable.
(d) If any condition in Section 10.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.

10.7 Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to the Members’ Representative (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X will be deemed adjustments to the Purchase Price, including for Tax purposes. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.
10.8 Exclusive Remedy. After the Closing, this Article X will provide the exclusive legal remedy for the matters covered by this Article X, except for claims based upon fraud. This Article X will not affect any remedy any Party may have under this Agreement prior to the closing or upon termination of this Agreement or any equitable remedy available to any Party.
ARTICLE XI
MISCELLANEOUS
11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.
11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
11.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller nor any Member may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the Buyer. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer or any acquirer of a material portion of the business or assets of the Buyer, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or its Affiliates as security for obligations to such lender.

11.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered or certified U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to the Seller or the Members’ Representative:
Omnifrio Beverage Company, LLC
93 Alpha Park Drive
Highland Heights, Ohio 44143
Fax: (216) 583-7125
Phone: (216) 561-7600
Attn: Lawrence Pollock
with a copy (which shall not constitute notice) to:
Ulmer & Berne LLP
1660 West 2nd Street, Suite 1100
Cleveland, Ohio 44113-1448
Fax: (216) 583-7125
Phone: (216) 583-7124
Attn: Peter Rome
If to any Primo Party:
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Fax: (336) 331-4247
Phone: (336) 331-4047
Attn: Mark Castaneda
with a copy (which shall not constitute notice) to:
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, NC 27619
Fax: (919) 516-2028
Phone: (919) 743-7328
Attn: D. Scott Coward

11.7 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHARLOTTE, NORTH CAROLINA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM, (D) AGREES THAT PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, (E) AGREES THAT SERVICE OF PROCESS WHICH IS SENT BY CERTIFIED MAIL TO SUCH PARTY’S ADDRESS IN SECTION 11.6 SHALL BE DEEMED EFFECTIVE SERVICE AND (F) WAIVES ANY DEFENSE BASED ON SERVICE OF PROCESS OTHER THAN AS PROVIDED HEREIN.
11.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.
11.9 Amendments and Waivers. Prior to the Closing, no amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller. After the Closing, no amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Members’ Representative. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or the Members’ Representative, in the case of a waiver by any or all Members or in the case of a waiver by the Seller after the Closing). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
11.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.11 Expenses. The Seller and the Members will bear all expenses incurred by the Sellers or any Member or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by any Primo Party or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.
11.12 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.”

This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
11.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
11.14 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.
11.15 The Members’ Representative.
(a) The Seller, on its own behalf and on behalf of its successors and permitted assigns, and each Member, on behalf of such Member and such Member’s successors, heirs and permitted assigns, hereby appoint Lawrence Pollock as the “Members’ Representative” as the Seller’s and such Member’s agent and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority (i) to perform the Transactions to be performed by the Seller or such Member under this Agreement, (ii) to execute and deliver on behalf of the Seller and each Member any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iii) to retain legal counsel and other professional services, at the expense of the Seller and the Members, in connection with the performance by the Members’ Representative of this Agreement, and (iv) to do each and every act and exercise all rights which the Seller or such Member is permitted or required to do or exercise under this Agreement. If a Members’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, the Member that hold or held a majority of all of the Equity of the Seller will appoint a new Person to serve as the Members’ Representative and will provide prompt written notice thereof to the Buyer. Until such notice is received, the Buyer will be entitled to rely on the actions and statements of the previous Members’ Representative. The power and authority granted hereunder will be exclusive with respect to each Member and no Member will be entitled to exercise any right under this Agreement except through the Members’ Representative. The power and authority granted hereunder will be exclusive with respect to the Seller, and the Seller will not be entitled to exercise any right under this Agreement except through the Members’ Representative.

(b) The appointment of the Members’ Representative as the attorney-in-fact for the Seller and each Member as set forth in this Section 11.15 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Members, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of the Seller nor any Member or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of the Seller or such Member or by the occurrence of any other event. If, after the execution of this Agreement, the Seller dissolves or liquidates or any Member dies, dissolves or liquidates or becomes incapacitated or incompetent, the Members’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 11.15 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. Each Member agrees to execute such wills and documents as may be necessary and to give such instructions to his personal representatives as may be necessary so that its successors will remain subject to this Agreement and carry out the full intent and purposes. Without limiting the generality of the foregoing, pursuant to Article 2 of Chapter 32A of the North Carolina General Statutes, this Section 11.15 will not be affected by the subsequent incapacity or mental incompetency of any Member.
[Signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

PRIMO PARTIES: PRIMO PRODUCTS, LLC
By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO WATER CORPORATION
By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

SELLER: OMNIFRIO BEVERAGE COMPANY, LLC
By:	/s/ Carl V. Santoiemmo
	Name:	Carl V. Santoiemmo
	Title:	Manager

MEMBERS:
/s/ Carl V. Santoiemmo
Carl Santoiemmo

/s/ Cathy Mangino
Cathy Mangino

/s/ Gerald Forstner, Jr.
Gerald Forstner, Jr.

/s/ Michael Roizen
Michael Roizen

LAWRENCE I. POLLOCK DEFECTIVE IRREVOCABLE TRUST
By:	/s/ Lawrence H. Hatch
	Name:	Lawrence H. Hatch
	Title:	President

ECE CAPITAL, LLC
By:	/s/ Steve Ross
	Name:	Steve Ross
	Title:	Sole Shareholder

RISING PHOENIX COMPANY
By:	/s/ Carl V. Santoiemmo
	Name:	Carl V. Santoiemmo
	Title:	President

SELLERS’ REPRESENTATIVE:
/s/ Lawrence Pollock
Lawrence Pollock

SCHEDULE 2.8
Purchase Price Allocation
The parties will allocate the Purchase Price (and other relevant items for tax purposes) in accordance with this allocation schedule.

Assets	Methodology
Inventory	Appraisal
Prepaid Expenses and other Current Assets	Appraisal
Equipment	Appraisal
Goodwill, Going Concern and Other Section 197 Assets	Appraisal
Notes:
The Parties will modify the allocation herein to appropriately take into account (i) any Assumed Liabilities, (ii) the Buyer’s acquisition costs or the Seller’s selling costs, as applicable, and (iii) any adjustments to the Purchase Price as set forth in the Agreement. Any such adjustments to the Purchase Price shall be made in a manner consistent with the Agreement and the allocation set forth herein.
The “Appraisal” amounts set forth above shall be determined based on an appraisal of the Seller’s assets to be performed by the Buyer or the Buyer’s accountants after the Closing Date.